Exhibit 99.1

[Healthways Logo]	Contact:	Mary A. Chaput

Executive Vice President and

Chief Financial Officer

(615) 665-1122

HEALTHWAYS REPORTS FOURTH-QUARTER EARNINGS OF $0.31 PER DILUTED SHARE AND FISCAL 2007 EARNINGS OF $1.22 PER DILUTED SHARE

PROVIDES FISCAL 2008 GUIDANCE OF 45% TO 52% GROWTH IN EARNINGS

TO A RANGE OF $1.77 TO $1.86

NASHVILLE, Tenn. (October 17, 2007) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the fourth quarter and twelve months ended August 31, 2007. Total revenues for the quarter increased 48% to $170.4 million from $114.9 million for the fourth quarter of fiscal 2006. As expected, net income for the fourth quarter of fiscal 2007 was $11.5 million, or $0.31 per diluted share, compared with $14.0 million, or $0.38 per diluted share, for the fourth quarter of fiscal 2006.

Total year revenues increased 49% for fiscal 2007 to $615.6 million from $412.3 million for fiscal 2006. Net income rose 21% for fiscal 2007 to $45.1 million from $37.2 million for fiscal 2006, while earnings per diluted share increased 20% to $1.22 from $1.02.

“We are pleased with Healthways’ performance for both the fourth quarter and fiscal 2007,” Mr. Leedle remarked. “Our core commercial business earnings met or exceeded the high end of our earnings guidance each quarter throughout the fiscal year. These earnings contributed to the 50% growth in the Company’s overall EBITDA for the fiscal year to $130.5 million from $86.7 million for fiscal 2006, which, despite the increased cost of both our international and MHS initiatives in fiscal 2007, drove a slight improvement in EBITDA as a percentage of revenues.

COMPARISON OF EBITDA AND RECONCILIATION TO NET INCOME

See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

(Dollars in thousands)

	Twelve Months Ended
	August 31,		%
	2007	2006	Change
Total EBITDA	$130,513	$86,730	50%
Interest expense	18,185	1,053
Income tax expense	30,163	24,009
Depreciation and amortization	37,044	24,517
Net income	$45,121	$37,151	21%

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HWAY Reports Fourth-Quarter Results

October 17, 2007

“We achieved these results even as we continued to invest in enhanced product offerings that significantly expand our ability to meaningfully engage every person within a given population, regardless of age or health status, with solutions proven to maintain or improve their health and productivity. These investments are consistent with the long history of innovation and thought leadership that have led to our current market position and will fuel our continuing drive toward integrated, personalized and comprehensive WholeHealth solutions. At the same time, we are being presented with substantial new growth opportunities for our current solutions from both our existing base of available lives and potential new customers, both domestically and abroad.

“The strong sales momentum we have built was again evident in the growth of our core commercial revenues, which increased 53% for the fourth quarter and 54% for the full fiscal year when compared with the same periods in the prior year. The Axia acquisition completed in December 2006 contributed significantly to this growth. Core commercial earnings for the fourth quarter exceeded our guidance, even after accounting for the impact of Axia integration; preparation for large contract implementations; and somewhat lower than expected summer utilization of our seniors’ physical activity program, Silver Sneakers®.

“Our expanding growth prospects were also demonstrated by the fourth-quarter announcement of our first international contract, a three-year agreement with Deutsche Angestellten Krankenkasse (DAK), Germany, to provide Health and Care SupportSM solutions for a portion of its members with chronic diseases. Our costs related to this contract and other international efforts were $0.06 per diluted share for the fourth quarter, $0.02 higher than expected, which were offset by better than expected fourth-quarter results for both our core commercial business and for the two Medicare Health Support (MHS) pilots in which we participate.”

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE

See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Three Months Ended			Twelve Months Ended
	August 31,		%	August 31,			%
	2007	2006	Chg.	2007	2006		Chg.
Core commercial	$0.45	$0.45	—%	$1.77	$1.29		37%
MHS	(0.08)	(0.05)		(0.44)	(0.21)
Domestic	0.37	0.40	(8)%	1.34 (1)	1.09	(1)	23%
International	(0.06)	(0.02)		(0.12)	(0.06)
EPS, GAAP basis	$0.31	$0.38	(18)%	$1.22	$1.02	(1)	20%

(1)   Figures may not add due to rounding.

Additional Highlights

•

Continued expansion of billed lives and available lives. Due to new contracts implemented with both new and existing customers, Healthways’ billed lives increased by approximately 350,000 during the quarter and by over 1 million during the second half of fiscal 2007. As a result, billed lives totaled 27.4 million at the end of fiscal 2007, which represented approximately 15% penetration of the Company’s total available lives of 188.5 million at year end.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

Consistent with earlier trends, Healthways’ expansion of billed lives for the fourth quarter reflected the implementation of a variety of new, extended or expanded contracts with health plans and self-insured employers and across the Company’s breadth of Health and Care Support solutions. Since the end of fiscal 2006, Healthways has signed 150 new, extended or expanded health plan or direct-to-employer contracts. In addition, driven by increasing employer demand for proven solutions, Healthways expanded its contracts with self-insured employers – either on behalf of our health plan customers or on a direct-to-employer basis – by 54% to a total of 890 at the end of fiscal 2007 from 579 at the end of fiscal 2006.

•

Significant backlog and strong pipeline of potential contracts. Healthways’ backlog of annualized revenues for contracts signed but not yet implemented at the end of fiscal 2007 totaled approximately $40 million. Contracts signed since the end of fiscal 2007 have increased the backlog by approximately $6 million.

In addition, Healthways’ pipeline of potential contracts continues to expand. This demand reflects the growing recognition among health plans and self-insured employers of the increasing healthcare cost management and productivity improvement benefits to be gained by addressing the health needs of every individual in their specific populations. The Company believes the current strength of the pipeline reflects its unique and demonstrated ability to drive meaningful outcomes, at scale, across its comprehensive and differentiated continuum of Health and Care Support solutions.

•

DAK contract represents strong entry into large international market. Healthways recently announced a three-year agreement with Deutsche Angestellten Krankenkasse (DAK) to provide Health and Care Support solutions to approximately 50,000 of DAK’s members with diabetes, heart disease and chronic obstructive pulmonary disease in two regions of Germany. This contract is structured as a no-risk, fixed fee arrangement with the potential for incentive bonuses in the event performance exceeds contractual targets. Healthways expects the contract, once implemented, to be generally similar in operation and in profitability to its domestic commercial contracts. DAK serves 6.2 million individuals nationwide, more than 800,000 of whom suffer from these chronic diseases.

•

16 customers initiated under Medco alliance. Healthways has expanded the number of its customers under the 10-year alliance entered in fiscal 2006 with Medco Health Solutions, Inc. and is currently providing or implementing solutions for a total of 16 customers, primarily self-insured employers. While these contracts are based on the companies’ initial collaboration, Optimal Health®, the alliance continues to develop innovative products and services to leverage Healthways Health and Care Support solutions with Medco’s real-time patient-specific pharmacy information and pharmacy benefit management services.

•

Substantial cash flow from operations drives further debt reduction. Healthways generated cash flow from operations of $37.1 million for the fourth quarter and $107.3 million for the full fiscal year. Among other uses of cash during the fourth quarter, the Company invested $22.6 million in the purchase of assets from First Opinion Corporation and $5.7 million in stock repurchases, while spending $20.5 million to reduce bank debt, completing the fiscal year with $47.7 million in cash and cash equivalents. As a result, Healthways’ debt-to-total capitalization improved to 45% at the end of the fiscal year from 48% and 51% at the end of the third and second quarters of fiscal 2007, respectively.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

Financial Guidance

Revenue

Healthways today established its guidance for revenues for fiscal 2008 in a range of $782 million to $815 million. The implied 27% to 32% growth over fiscal 2007 revenues that this range represents is consistent with the Company’s expectation of sustainable growth in its domestic revenues. In addition, Healthways expects to record its first revenues related to the DAK international contract during fiscal 2008 in a range of $8 million to $10 million. In prior years the Company reported its domestic operations separately as core commercial operations and the MHS pilots. However, given the relative size of the MHS pilots to the rest of the business, their limited remaining term and relative financial predictability, the Company will be reporting these results with the core commercial results on a combined basis for fiscal 2008 as our “domestic” business. While the Company does not anticipate any performance revenues from its MHS pilots for fiscal 2008, its domestic guidance does include revenues in a range of $4 million to $5 million from fixed payments related to the Company’s participation in the CIGNA Phase I pilot.

COMPARISON OF COMPONENTS OF REVENUES FOR

FISCAL 2008 (GUIDANCE) AND FISCAL 2007

(Dollars in millions)

	Fiscal 2008		%
	(Guidance)	Fiscal 2007	Change
Domestic	$774.0 – 805.0	$615.6	26 - 31%
International	8.0 – 10.0	—
Total Company	$782.0 – 815.0	$615.6	27 - 32%

Earnings

The Company today also established its guidance for earnings per diluted share for fiscal 2008 in a range of $1.77 to $1.86, or 45% to 52% above $1.22 for fiscal 2007. Consistent with previous years, the substantial continuing growth of our core commercial business is expected to fund the costs of the remaining term of the MHS Phase I pilots and the early stage of international initiatives. Healthways’ guidance for fiscal 2008 earnings per diluted share for the domestic business is in a range of $1.88 to $1.95, which includes anticipated costs of $0.10 related to the Company’s move into a new consolidated enterprise headquarters and an expected net cost impact of the MHS pilots of approximately $0.25. The Company’s guidance for fiscal 2008 earnings per diluted share is also based on expected net costs in a range of $0.09 to $0.11 related to Healthways’ international business.

COMPARISON OF FISCAL 2008 EPS GUIDANCE TO FISCAL 2007

AND COMPONENTS OF FIRST-QUARTER FISCAL 2008 GUIDANCE

See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Twelve Months			Three Months
	Ending			Ending
	Aug. 31, 2008	Ended	%	Nov. 30, 2007
	(Guidance)	August 31, 2007	Change	(Guidance)
Domestic	$1.88 – 1.95	$1.34	40 - 46%	$0.33 – 0.34
International	(0.11) – (0.09)	(0.12)		(0.06) – (0.05)
Earnings per diluted share, GAAP basis	$1.77 – 1.86	$1.22	45 - 52%	$0.27 – 0.29

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October 17, 2007

Summary

Mr. Leedle concluded, “We produced another year of significant profitable growth for fiscal 2007, while further strengthening our position of industry leadership. We believe our success reflects our ability to provide validated outcomes at scale, even as we continue to enhance our value proposition through industry transforming innovation. As a result of our accomplishments during the fiscal year, such as the completion of the Axia acquisition, the progress and learning achieved in our MHS pilots and the signing of our first international Health and Care Support contract, we believe our prospects for long-term growth have increased substantially. We remain confident that, as we continue to build toward our vision of fully integrated, personalized WholeHealth solutions, the further expansion of our value proposition will drive a complementary and long-term expansion of our revenue and profit growth opportunities.”

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 4396238, and the replay will also be available on the Company’s Web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.  The important factors include but are not limited to: the effect of any new or proposed legislation, regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, including the potential expansion to Phase II for MHS Programs; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its health plan contracts and/or its Cooperative Agreement with CMS ahead of data

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collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to effect the financial and clinical outcomes under its Cooperative Agreement with CMS and reach mutual agreement with CMS with respect to results necessary to achieve success under Phase I of the Medicare Health Support Pilots; the Company’s ability to anticipate the rate of market acceptance of Health and Care Support solutions and the individual market dynamics in potential international markets; the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in these markets; the Company’s ability to sign and implement new contracts for Health and Care Support solutions; the Company’s ability to effect cost savings and clinical outcomes improvements under Health and Care Support contracts and reach mutual agreement with customers with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the Company’s ability to favorably resolve contract billing and interpretation issues with its customers; increased leverage incurred in conjunction with the acquisition of Axia and our ability to service our debt and make principal and interest payments as those payments become due; the Company’s ability to integrate the operations of Axia and other acquired businesses or technologies into the Company’s business and to achieve the results provided in our guidance with respect to Axia; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; unusual and unforeseen patterns of healthcare utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services; and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive Health and Care SupportSM solutions to help millions of people maintain or improve their health and, as a result, reduce overall healthcare costs. Healthways' solutions are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2007	2006	2007	2006

Revenues	$170,350	$114,876	$615,586	$412,308
Cost of services (exclusive of depreciation and amortization of $7,257, $5,382, $27,677, and $19,948, respectively, included below)	115,455	72,876	417,721	281,161
Selling, general and administrative expenses	19,361	12,498	67,352	44,417
Depreciation and amortization	9,819	6,434	37,044	24,517

Operating income	25,715	23,068	93,469	62,213
Interest expense	5,652	257	18,185	1,053

Income before income taxes	20,063	22,811	75,284	61,160
Income tax expense	8,592	8,784	30,163	24,009

Net income	$11,471	$14,027	$45,121	$37,151

Earnings per share:
Basic	$0.32	$0.41	$1.29	$1.08

Diluted	$0.31	$0.38	$1.22	$1.02

Weighted average common shares
and equivalents:
Basic	35,463	34,589	35,049	34,348
Diluted	37,364	36,687	37,002	36,379

See accompanying notes to the consolidated financial statements.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

Healthways, Inc.

Statistical Information

(In thousands)

(Unaudited)

	August 31,	August 31,
	2007	2006
Operating Statistics
Available Lives	188,500	76,900
Billed Lives	27,446	2,426
Annualized revenue in backlog	$39,900	$6,625

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HWAY Reports Fourth-Quarter Results

October 17, 2007

Healthways, Inc.

Reconciliations of Non-GAAP Measures to GAAP Measures

(Unaudited)

Reconciliation of Core Commercial Diluted Earnings Per Share (EPS) to Diluted EPS, GAAP Basis

	Three Months	Year	Three Months	Year
	Ended	Ended	Ended	Ended
	August 31, 2007	August 31, 2007	August 31, 2006	August 31, 2006
Core commercial EPS (1)	$0.45	$1.77	$0.45	$1.29
EPS (loss) attributable to MHS pilots (2)	(0.08)	(0.44)	(0.05)	(0.21)
Domestic EPS (3)(5)	0.37	1.34	0.40	1.09
EPS (loss) attributable to international initiatives (4)	(0.06)	(0.12)	(0.02)	(0.06)
EPS, GAAP basis (5)	$0.31	$1.22	$0.38	$1.02

(1) Core commercial EPS is a non-GAAP financial measure. The Company excludes EPS attributable to MHS pilots and international initiatives from this measure and relies on core commercial EPS because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider core commercial EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) EPS (loss) attributable to MHS pilots includes revenues and costs associated with the preparation and operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(3) Domestic EPS is a non-GAAP financial measure. The Company excludes EPS attributable to international initiatives from this measure and relies on domestic EPS because of its comparability to the Company's historical operating results and EPS guidance. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider domestic EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(4) EPS (loss) attributable to international initiatives includes costs to implement the Company's strategy of establishing a presence in international markets as well as costs of securing and implementing its first international contract.

(5) Figures may not add due to rounding

Reconciliation of Domestic Diluted EPS Guidance to Diluted EPS Guidance, GAAP Basis

	Three Months Ending	Twelve Months Ending
	November 30, 2007	August 31, 2008
Domestic EPS guidance (6)	$0.33 – 0.34	$1.88 – 1.95
EPS (loss) guidance attributable to international operations (7)	(0.06) - (0.05)	(0.11) - (0.09)
EPS guidance, GAAP basis	$0.27 - 0.29	$1.77 - 1.86

(6) Domestic EPS guidance is a non-GAAP financial measure. The Company excludes EPS (loss) guidance attributable to international operations from this measure and relies on domestic EPS guidance because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider domestic EPS guidance in

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isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(7) EPS (loss) guidance attributable to international operations includes anticipated revenues and costs attributable to securing and operating international contracts.

Reconciliation of Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) to Net Income (in thousands)

	Twelve Months Ended
	August 31, 2007	August 31, 2006
Total EBITDA (8)	$130,513	$86,730
Interest expense	18,185	1,053
Income tax expense	30,163	24,009
Depreciation and amortization	37,044	24,517
Net income	$45,121	$37,151

(8) EBITDA is a non-GAAP financial measure. The Company excludes interest, taxes, depreciation and amortization from this measure and provides EBITDA to enhance investors' understanding of the Company's operating performance and its capacity to fund capital expenditures and working capital requirements. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider EBITDA in isolation or as a substitute for net income determined in accordance with accounting principles generally accepted in the United States.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	August 31,	August 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$47,655	$154,792
Accounts receivable, net	80,201	52,978
Prepaid expenses and other current assets	14,689	9,397
Income taxes receivable	1,741	—
Deferred tax asset	7,145	3,726

Total current assets	151,431	220,893

Property and equipment
Leasehold improvements	19,268	15,693
Computer equipment and related software	87,843	70,524
Furniture and office equipment	20,435	18,533
Capital projects in process	12,336	5,325
	139,882	110,075
Less accumulated depreciation	(81,160)	(63,525)
Net property and equipment	58,722	46,550

Long-term deferred tax asset	—	2,557
Other assets	15,609	4,052
Customer contracts, net	41,777	3,660
Other intangible assets, net	77,722	8,539
Goodwill, net	483,584	96,135

Total assets	$828,845	$382,386

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$13,630	$9,221
Accrued salaries and benefits	18,960	36,007
Accrued liabilities	22,146	5,429
Deferred revenue	7,918	319
Contract billings in excess of earned revenue	72,829	35,013
Income taxes payable	—	7,906
Current portion of long-term debt	2,213	180
Current portion of long-term liabilities	2,943	2,349

Total current liabilities	140,639	96,424

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HWAY Reports Fourth-Quarter Results

October 17, 2007

Long-term debt	297,059	236
Long-term deferred tax liability	14,009	—
Other long-term liabilities	14,388	10,853

Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized,
none outstanding	—	—
Common stock
$.001 par value, 75,000,000 shares authorized,
35,606,482 and 34,597,748 shares outstanding	35	35
Additional paid-in capital	188,126	140,200
Retained earnings	174,641	134,622
Accumulated other comprehensive income (loss)	(52)	16

Total stockholders' equity	362,750	274,873

Total liabilities and stockholders' equity	$828,845	$382,386

See accompanying notes to the consolidated financial statements.

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HWAY Reports Fourth-Quarter Results

October 17, 2007

HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended August 31,
	2007	2006
Cash flows from operating activities:
Net income	$45,121	$37,151
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	37,044	24,517
Amortization of deferred loan costs	991	476
Share-based employee compensation expense	18,836	13,982
Excess tax benefits from share-based payment arrangements	(12,152)	(10,936)
Increase in accounts receivable, net	(2,749)	(12,281)
Increase in other current assets	(3,299)	(3,716)
(Decrease) increase in accounts payable	(1,143)	5,599
(Decrease) increase in accrued salaries and benefits	(21,362)	9,162
Increase in other current liabilities	52,227	46,434
Deferred income taxes	(10,866)	(11,217)
Other	5,092	3,621
Decrease (increase) in other assets	834	(1,539)
Payments on other long-term liabilities	(1,247)	(1,445)
Net cash flows provided by operating activities	107,327	99,808

Cash flows from investing activities:
Acquisition of property and equipment	(29,507)	(27,356)
Acquisitions, net of cash acquired	(493,071)	(115)
Purchase of investment	(9,045)	—
Other, net	(13)	—
Net cash flows used in investing activities	(531,636)	(27,471)

Cash flows from financing activities:
Decrease in restricted cash	—	3,811
Proceeds from issuance of long-term debt	350,000	—
Deferred loan costs	(4,357)	(924)
Proceeds from sale of unregistered common stock	5,000	—
Repurchases of common stock	(5,654)	—
Excess tax benefits from share-based payment arrangements	12,152	10,936
Payments of long-term debt	(51,190)	(163)
Exercise of stock options	11,221	5,328
Net cash flows provided by financing activities	317,172	18,988

Net (decrease) increase in cash and cash equivalents	(107,137)	91,325

Cash and cash equivalents, beginning of period	154,792	63,467

Cash and cash equivalents, end of period	$47,655	$154,792

See accompanying notes to the consolidated financial statements.

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